Exhibit 99.1

Viveve Completes Enrollment in Short-Term Feasibility Study for Stress Urinary Incontinence

- Three-arm study compares Viveve’s Cryogen-cooled Monopolar Radiofrequency (CMRF) treatment and cryogen-only sham to inert sham treatment

- Topline results anticipated in third quarter 2020

Englewood, CO – March 4, 2020 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, announced today that it has completed enrollment in its three-arm, three-month feasibility study to compare Viveve's Cryogen-cooled Monopolar Radiofrequency (CMRF) treatment and a cryogen-only sham treatment to an inert sham treatment for the improvement of stress urinary incontinence (SUI) in women. The Investigational Testing Application (ITA) study, approved by the Canadian Ministry of Health, was initiated in January 2020.

"Completion of enrollment in our short-term feasibility study is an important milestone in our SUI clinical development program. We are pleased that enrollment was achieved expeditiously by our clinical trial sites. We look forward to the results of this study in the third quarter 2020," said Scott Durbin, Viveve's chief executive officer.

“SUI is a condition that affects an estimated 25-30 million women worldwide. We believe that our single-session procedure may offer women the potential for significant improvement in urine leakage and the ability to engage in their daily lives with greater comfort and control. We are hopeful that the results will enable the resubmission of our Investigational Device Exemption to the Food and Drug Administration to conduct a pivotal clinical trial for SUI in the United States.”

About the International SUI Feasibility Study

The international three-arm SUI feasibility study is a prospective, randomized, single-blind clinical trial comparing the use of the Viveve CMRF treatment and a cryogen-only sham to an inert sham treatment in women with SUI. Three clinical trial sites in Canada have enrolled a total of approximately 36 subjects (12 per treatment arm) randomized on a 1:1:1 ratio to each of the three study arms. The primary efficacy endpoint is the mean change from baseline in the standardized 1-hour Pad Weight Test at three months post-treatment. The treatment protocol will assess additional objective endpoints, including the 24-hour Pad Weight Test and 3-day voiding diary at three months post-treatment. The study design also includes exploratory endpoints as well as safety follow-up throughout the study.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women's intimate health. Viveve is committed to advancing new solutions to improve women's overall well-being and quality of life. The internationally patented Viveve® System incorporates CMRF technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session.

In the United States the Viveve System is cleared by the FDA for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries. Viveve is conducting VIVEVE II, a multicenter, randomized, double-blind, sham-controlled clinical trial to assess improvement of sexual function in women following vaginal childbirth. Completion of full 250 subject enrollment was announced in early March 2019. The topline 12-month data read-out of the VIVEVE II trial is expected in late April 2020. If successful, VIVEVE II results could support a marketing application for a new U.S. commercial indication.

For more information visit Viveve's website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the performance of management and our employees, our ability to obtain financing, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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